EXHIBIT 10.1
LOAN AND SECURITY AGREEMENT
     This LOAN AND SECURITY AGREEMENT dated and effective as of July 29, 2010 (the “Agreement”), is executed by and among FREIGHTCAR AMERICA, INC., a Delaware corporation (the “Parent”), JAC OPERATIONS, INC., a Delaware corporation, JOHNSTOWN AMERICA CORPORATION, a Delaware corporation, FREIGHT CAR SERVICES, INC., a Delaware corporation, and FREIGHTCAR ROANOKE, INC., a Delaware corporation (each of the foregoing individually a “Borrower” and collectively, the “Borrowers”), whose address is 2 North Riverside Plaza, Suite 1250, Chicago, Illinois 60606, and FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation, whose address is 222 South Riverside Plaza, 32nd Floor, Chicago, Illinois, 60606 (the “Bank”).
     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Borrowers and the Bank hereby agree as follows:
1. DEFINITIONS.
     1.1 Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.
     “Account Debtor” shall mean any party who is obligated on any Account.
     “Accounts” shall mean all “accounts,” as such term is defined in the UCC, now owned or hereafter acquired by each Borrower, including: (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations that may be characterized as an account or contract right under the UCC); (b) all of such Borrower’s rights in, to, and under, all purchase orders or receipts for goods or services; (c) all of such Borrower’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all rights to payment due to such Borrower for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Borrower, including software licenses or subscription fees, or in connection with any other transaction (whether or not yet earned by performance on the part of such Borrower); (e) all health care insurance receivables; and (f) all collateral security of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.
     “Acquisitions” shall mean any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which a Borrower: (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership or equity interests in a limited liability company.
     “Affiliate” shall mean any Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, any of the outstanding equity interest having ordinary voting power to elect a majority of the board of directors or other managing group (irrespective of whether at the time, an equity interest of any other class or classes of such entity have or might have voting power by reason of the happening of any contingency) of a Borrower or which controls, or is controlled by or is in control with a Borrower or any shareholders of the Borrowers. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause a direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.
     “Applicable Margin” shall mean, with respect to a LIBOR Loan, two and one-half percent (2.5%). With respect to a Prime Loan, there is no Applicable Margin.
     “Authorized Borrowers’ Representative” shall mean each of Edward J. Whalen and Christopher L. Nagel, or any other person identified as such by the Borrowers to the Bank in writing.
     “Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.
     “Bank” shall mean Fifth Third Bank.
     “Borrower” and “Borrowers” shall mean the Parent, JAC Operations, Inc., Johnstown America Corporation, Freight Car Services, Inc., FreightCar Roanoke, Inc., and any future Subsidiary that delivers a joinder to this Agreement.
     “Borrowing Base Amount” shall mean, in relation to advances under the Revolving Loans, the total, without duplication, of the following: (i) eighty percent (80%) of the face amount of all then existing Eligible Accounts (other than Eligible Extended Term Accounts) as set forth on the Borrowing Base Certificate delivered by Borrowers to the Bank from time to time, minus all finance charges and prompt payment, volume and all other discounts, credits or allowances which may be taken by or granted to Account Debtors with respect to such Eligible Accounts, plus (ii) seventy percent (70%) of the face amount of all then existing Eligible Extended Term Accounts as set forth on the Borrowing Base Certificate delivered by Borrowers to the Bank from time to time, minus all finance charges and prompt payment, volume and all other discounts, credits or allowances which may be taken by or granted to Account Debtors with respect to such Eligible Extended Term Accounts, plus (iii) fifty percent (50%) of the value of Borrowers’ Inventory.
     “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

     “Capital Expenditures” shall mean expenditures (including Capital Lease obligations which should be capitalized under GAAP) for the acquisition of fixed assets, machinery, equipment, land and buildings or other property which are required to be capitalized under GAAP.
     “Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such Statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the balance sheet of the Borrowers prepared in accordance with GAAP.
     “Cash Collateralize” shall mean to pledge and deposit with Bank as collateral for amounts available to be drawn under outstanding Letters of Credit, cash or deposit account balances (not including Cash Equivalents) pursuant to documentation as the Bank reasonably requests to confirm and perfect the assignment of such cash collateral to the Bank. Derivatives of such term have corresponding meanings.
     “Cash Equivalents” shall mean, at any time, (a) any evidence of indebtedness, maturing not more than three years after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by the Bank or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by the Bank or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with Bank or commercial banking institution of the nature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of Bank (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved by Bank.
     “Change in Control” shall mean the occurrence of any of the following events: (a) the Parent shall cease, directly or indirectly, to own and control 100% of each class of the outstanding Stock of each other Borrower, (b) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 35% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Parent having voting rights in the election of directors under normal circumstances, or (c) a majority of the members of the board of directors of the Parent shall cease to be Continuing Members. For purposes of the foregoing, “Continuing Member” means a member of the board of directors of the Parent who either (i) was a member of the Parent’s board of directors on the day before the

Closing Date and has been such continuously thereafter, or (ii) became a member of such board of directors after the day before the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Parent’s board of directors.
     “Closing Date” means July 29, 2010.
     “Collateral” shall have the meaning set forth in Section 6.1.
     “Computation Period” means each period of twelve (12) consecutive calendar months ending on the last day of each calendar month.
     “Consolidated Group” means the Parent and its consolidated Subsidiaries.
     “Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of a Borrower and all such obligations and liabilities of a Borrower incurred pursuant to any agreement, undertaking or arrangement by which a Borrower: (i) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (ii) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (iii) undertakes or agrees (whether contingently or otherwise): (A) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any or any property or assets constituting security therefore, (B) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (C) to make payment to any other Person other than for value received; (D) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (E) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (F) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby. Contingent Liabilities shall not be deemed to include loans made between a Borrower and its Affiliates and Subsidiaries solely to each other, and not involving any third party.
     “Default Rate” shall mean a per annum rate of interest then in effect plus 2% per annum.
     “Depreciation” shall mean the total amounts added to depreciation, obsolescence, valuation and other proper reserves, as reflected on the financial statement of the Consolidated Group and determined in accordance with GAAP.

     “Eligible Accounts” shall mean all Accounts, except for the following:
(1)	Accounts which remain unpaid for more than ninety (90) days after the invoice date, other than Eligible Extended Term Accounts;

(2)	Eligible Extended Term Accounts that which remain unpaid for more than 180 days after invoice date;

(3)	Accounts owing by a single Account Debtor, including a currently scheduled Account, if twenty-five percent (25%) of the balance owing (excluding retainage) by said Account Debtor on such Account is ineligible under clause (1) or (2) above;

(4)	Accounts which are not due and payable within at least thirty (30) days after their invoice date, other than Eligible Extended Term Accounts;

(5)	Accounts with respect to which the Account Debtor is a director, officer, employee or agent of a Borrower or is a Parent, a Subsidiary or an Affiliate of a Borrower;

(6)	Accounts with respect to which the Account Debtor (1) is not a resident, a citizen of or otherwise located in the United States of America or Canada; or (2) is not subject to service of process in the United States of America or Canada, unless, in each case, such Accounts are supported by foreign credit insurance or a supporting letter of credit in form and substance acceptable to the Bank;

(7)	Accounts with respect to which the Account Debtor is (1) the United States of America or any department, agency or instrumentality thereof, unless the Borrowers assign their right to payment of such Accounts to the Bank in accordance with the Assignment of Claims Act of 1940, as amended or the amount of such Account is less than two hundred fifty thousand dollars ($250,000), or (2) any country other than the United States of America or any department, agency or instrumentality thereof unless such Accounts are supported by a supporting letter of credit in form and substance acceptable to Bank;

(8)	The face amount of any Accounts with respect to which a Borrower is or may become liable to the Account Debtor for Goods sold or services rendered by such Account Debtor to such Borrower, but only to the extent of the maximum aggregate amount of such Borrower’s liability to such Account Debtor;

(9)	If applicable, Accounts with respect to which (1) the Goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Account Debtor, or (2) the services performed have not been completed and accepted as satisfactory by the Account Debtor;

(10)	If applicable, Accounts which are not invoiced, dated as of such date and sent to the Account Debtor concurrently with or promptly after the shipment and delivery to and acceptance by said Account Debtor of the goods or the performance of the services giving rise thereto;

(11)	Accounts which are owing by any Account Debtor involved as a debtor in any bankruptcy or insolvency proceeding, whether voluntary or involuntary;

(12)	Accounts which arise in any manner other than the sale of Inventory or services in the ordinary course of such Borrowers’ business;

(13)	The portion of any Account which constitutes retainage under the applicable contract;

(14)	Accounts which arise in any manner other than (1) the performance of services by such Borrowers in the ordinary course of such Borrowers’ business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (2) the sale or lease of Goods by such Borrowers in the ordinary course of such Borrowers’ business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) such Borrowers have possession of, or such Borrowers have delivered to the Bank (at the Bank’s request) shipping and delivery receipts evidencing delivery of such Goods;

(14)	Accounts as to which the Bank, at any time or times hereafter, determines in good faith in its reasonable credit judgment that the prospect of payment or performance by the Account Debtor is materially impaired.
     “Eligible Extended Term Accounts” means Accounts which are due and payable by their terms within 31 to 90 days after their invoice date owing by Account Debtors with a current credit rating of (a) at least Baa3 by Moody’s; (b) at least BBB- by S&P; or (c) an equivalent rating by another nationally recognized rating agency acceptable to the Bank and which satisfy all criteria under the definition of Eligible Accounts (other than under clauses (1) and (4) thereof).
     “Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrowers described from time to time in the financial statements of the Borrowers and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrowers or to which the Borrowers are a party or may have any liability or by which the Borrowers are bound.
     “Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters applicable to the Borrowers’ business or facilities owned or operated by the Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes in the environment (including, without limitation, ambient air, surface water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Event of Default” shall mean any of the events or conditions set forth in Article 11 hereof.
     “GAAP” shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied with prior periods, provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to fiscal year-end adjustments and footnotes made in accordance with GAAP.
     “Governmental Authority” shall mean the United States of America, any state, territory or district thereof, and any other political subdivision or body politic created pursuant to any applicable Law, and any court, agency, department, commission, board, bureau or instrumentality of any of the foregoing.
     “Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants, sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes that are regulated under any Environmental Law (including without limitation, any that are classified as hazardous or toxic under any Environmental Law).
     “Indebtedness” shall mean at any time (i) all Liabilities of the Borrowers to the Bank, (ii) all Capital Lease obligations of the Borrowers, (iii) all other debt, secured or unsecured, created, issued, incurred or assumed by the Borrowers for money borrowed or for the deferred purchase price of any fixed or capital asset, (iv) indebtedness secured by any Lien existing on real or personal property owned by the Borrowers whether or not the indebtedness secured thereby has been assumed, (v) the net amount of all rate management obligations and (vi) all Contingent Liabilities of the Borrowers whether or not reflected on their balance sheet.
     “Indemnified Party” and “Indemnified Parties” shall mean, respectively, the Bank and any parent corporations, affiliated corporations or subsidiaries of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.
     “Intangible Assets” shall mean prepaid expenses (other than prepaid taxes), deposits (except to the extent such deposits are realizable as an offset against a payable constituting a current liability), receivables from Affiliates, the net amount of deferred tax assets, deferred finance costs, goodwill and all other assets that are deemed intangible per GAAP, provided that in no event shall deferred taxes resulting from Net Operating Loss Carryforwards or Carrybacks be deemed to constitute Intangible Assets.

     “Interest Charges” shall mean, for any period, the sum of: (i) all cash interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (ii) the portion of rent payable with respect to that fiscal period under Capital Leases that should be treated as interest in accordance with GAAP.
     “Interest Period” shall mean, with regard to any LIBOR Loan, successive one, three or six-month periods as selected from time to time by the Borrowers by notice given to the Bank no later than 11:00 a.m. Chicago, Illinois time and not less than two (2) Business Days prior to the first day of each respective Interest Period; provided, however, that: (i) each such Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires, (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day, (iii) whenever the first day of any Interest Period occurs on a day of a month for which there is no numerically corresponding day in the calendar month in which such Interest Period terminates, such Interest Period shall end on the last Business Day of such calendar month, (iv) if the Revolving Loans are subject to a mandatory prepayment, the last Business Day of the then current Interest Period for all Revolving Loans which are LIBOR Loans must coincide with the date of the mandatory prepayment, and (v) the final Interest Period must be such that its expiration occurs on or before the Revolving Loan Maturity Date.
     “Inventory” shall mean all present and future goods intended for sale, lease or other disposition including, without limitation, all raw materials, finished goods and other retail inventory, materials and supplies of any kind, nature or description which are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of any such goods, all documents of title or documents representing the same and all records, files and writings with respect thereto.
     “Law” shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation.
     “Letter of Credit” shall have the meaning specified in Section 2.3.
     “Liabilities” shall mean at all times all liabilities of the Borrowers that would be shown as such on a balance sheet of the Consolidated Group prepared in accordance with GAAP.
     “LIBOR” shall mean the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Interest Period for such Loan, commencing on the first day of such Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Chicago, Illinois time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), then the term “LIBOR” shall be determined by reference to such other publicly available service for displaying Eurodollar rates as may be agreed upon by the Bank and Borrower, or, in the absence of such agreement, “LIBOR” shall, instead, mean the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which the Bank is offered dollar deposits at or about 11:00 a.m. (Chicago, Illinois time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period in the interbank Eurodollar market in an amount comparable to the principal amount of the respective LIBOR-based Loan which is to bear interest at such LIBOR-based rate and for a period equal to the relevant Interest Period. The Bank’s determination of LIBOR shall be conclusive, absent manifest error.
     “LIBOR Loan” or “LIBOR Loans” shall mean that portion, and collectively, those portions the aggregate outstanding principal balance of the Loans that will bear interest at the LIBOR Rate plus the Applicable Margin.
     “LIBOR Rate” shall mean a per annum rate of interest equal to LIBOR for the relevant Interest Period (rounded upward if necessary, to the nearest 1/16 of 1.00%).
     “Lien” shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the balance sheet of the Borrowers prepared in accordance with GAAP.
     “Loans” shall mean, collectively, all Revolving Loans (whether Prime Loans or LIBOR Loans) made by the Bank to the Borrowers, under and pursuant to this Agreement.
     “Loan Documents” shall have the meaning set forth in Section 3.1 and shall include all other documents executed in connection with this Agreement or any documents executed in connection with any amendment, restatement or revision hereto.
     “Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the financial condition, assets or results of operations of the Borrowers, taken as a whole, (b) a material impairment of the ability of the Borrowers to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on the rights or remedies of the Bank under any Loan Document.
     “Note” shall mean the Revolving Note.
     “Obligations” shall mean the Loans, as evidenced by the Note, all interest accrued thereon, any fees due the Bank hereunder, any expenses incurred by the Bank hereunder and any and all other liabilities and obligations of the Borrowers (and of any partnership in which the Borrowers are or may be a partner) to the Bank, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several.

     “Obligor” shall mean the Borrowers, any guarantor, accommodation endorser, third-party pledgor, or any other party liable with respect to the Obligations.
     “Permitted Factoring Transaction” shall mean the sale or financing by one or more Borrowers or their Subsidiaries of Accounts that are not Eligible Accounts under this Loan Agreement, including Accounts which are due and payable more than ninety (90) days after their invoice date, whether on a full recourse, limited recourse or non-recourse basis.
     “Permitted Liens” shall mean Liens permitted under Section 8.2 hereof.
     “Person” shall mean any individual, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.
     “Prime” shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Bank as its “Prime Interest Rate”, which is not intended to be the Bank’s lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Interest Rate shall for purposes hereof be the date the Prime Interest Rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Interest Rate.
     “Prime Rate” shall mean a per annum rate of interest equal to Prime, for the relevant period.
     “Prime Loan” or “Prime Loans” shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Loans that will bear interest at the Prime Rate plus the Applicable Margin.
     “Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.
     “Revolving Interest Rate” shall mean, with respect to a Revolving Loan, an interest rate (determined at Borrowers’ option from time to time) equal to either (i) the Prime Rate plus the Applicable Margin, or (ii) the LIBOR Rate plus the Applicable Margin.
     “Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance and the aggregate of all such direct advances, from time to time in the form of either Prime Loans or LIBOR Loans, made by the Bank to the Borrowers under and pursuant to this Agreement, as set forth in Section 2.1 hereof for the purposes of financing working capital and other reasonable and appropriate corporate expenses.
     “Revolving Loan Commitment” shall mean an amount equal to Thirty Million and No/100 Dollars ($30,000,000.00).
     “Revolving Loan Maturity Date” shall mean July 29, 2013.

     “Revolving Note” shall have the meaning set forth in Section 4.1 hereof.
     “Stock” shall mean all shares, options, interests, participations or other equivalents, howsoever designated, of or in a corporation, partnership, limited liability company or similar entity whether voting or nonvoting, including, common stock, warrants, preferred stock, convertibles, debentures, partnership interest and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.
     “Subsidiary” and “Subsidiaries” shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which a Borrower owns directly or indirectly fifty percent (50.00%) or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation, (ii) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, limited liability partnership, joint venture or similar entity, or (iii) the beneficial interest of such entity, if a trust, association or other unincorporated organization; provided that, FreightCar Mauritius Ltd. and Titagarh FreightCar Private Ltd. shall not be deemed subsidiaries for purposes of this Agreement (other than with respect to the definition of “Consolidated Group”).
     “Tangible Net Worth” shall mean, at any time, book equity, plus subordinated debt, minus Intangible Assets.
     “UCC” shall mean the Uniform Commercial Code in effect in Illinois from time to time.
     “Unmatured Event of Default” shall mean any event which has occurred and/or condition which exists which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.
     1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of the Consolidated Group on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Consolidated Group will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Parent will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Parent’s accountants.
     1.3 Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.
     1.4 Other Definitional Provisions; Construction. Whenever it is provided in this Agreement that a party “may” perform an act or do anything, it will be construed that such party “may, but will not be obligated to,” so perform or so do. The following words and phrases will be construed as follows: (i) “at any time” will be construed as “at any time or from time to time;” (ii) “any” will be construed as “any one or all”; (iii) “include” and “including” will be construed as “including but not limited to;” and (iv) “will” and “shall” will each be construed as mandatory. Except as otherwise specifically indicated, all references to Article and Section numbers and letters will refer to the Articles and Sections of this Agreement. The words “hereby,” “hereof,” “hereto,” “herein” and “hereunder” and any similar terms will refer to this Agreement as a whole and not to any particular paragraph. The word “hereafter” will mean after the date hereof and the word “heretofore” will mean before the date hereof. Words of the masculine, feminine or neuter gender will mean and include the corresponding words of other genders, and words implying the singular number will mean and include the plural number and vice versa. The Article and Section headings are inserted in this Agreement for convenience only and are not intended to, and will not be construed to limit, enlarge or affect the scope or intent of this Agreement or the meaning of any provision hereof. All references to “Exhibits” and “Schedules” shall mean the Exhibits and Schedules attached to this Agreement. All references to any agreement or instrument (including this Agreement) will be to such agreement or instrument as in effect from time to time, including any amendments, replacements, restatements, modifications and/or supplements thereto. An Event of Default or Unmatured Event of Default shall “continue” or be “continuing” until such Event of Default or Unmatured Event of Default has been cured or waived in accordance with Section 13.3. References in this Agreement to any party shall include such party’s successors and permitted assigns. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern.
2. COMMITMENT OF THE BANK.
     2.1 Revolving Loans.
(a)	Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrowers, herein and in the other Loan Documents, the Bank agrees to make such Revolving Loans at such times as the Borrowers may from time to time request until, but not including, the Revolving Loan Maturity Date, and in such amounts as the Borrowers may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the (i) Revolving Loan Commitment and/or (ii) the Borrowing Base Amount. Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Maturity Date or the time that a Revolving Loan is otherwise terminated or extended as provided in this Agreement.
(b)	Revolving Loan Interest and Payments. The principal amount of the Revolving Loans outstanding from time to time shall bear interest at the Revolving Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are Prime Loans, shall be due and payable monthly, in arrears, commencing on July 31, 2010 and continuing on the last day of each calendar month thereafter, and on the Revolving Loan Maturity Date. Accrued and unpaid interest on the principal balance of all Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan, and on the Revolving Loan Maturity Date. Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

(c)	Revolving Loan Principal Repayments.
(i)	Mandatory Principal Repayments. Each Revolving Loan hereunder shall be repaid by the Borrowers on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement.

(ii)	Optional Prepayments. The Borrowers may from time to time prepay the Revolving Loans which are Prime Loans and, subject to Section 2.2(a) hereof LIBOR Loans, in whole or in part, without any prepayment penalty whatsoever, subject to the following conditions: any prepayment of the entire principal balance of the Revolving Loans shall include accrued interest on such Revolving Loans to the date of such prepayment and payment in full of all other Obligations pertaining to such Revolving Loans then due and payable.

     2.2 Additional LIBOR Loan Provisions.
(a)	LIBOR Loan Prepayments. If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, then Borrowers agree to pay to the Bank the Bank’s normal and customary LIBOR breakage fees.

(b)	LIBOR Unavailability. If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) United States dollar deposits of sufficient amount and maturity for funding any LIBOR Loan are not available to the Bank in the London Interbank Eurodollar market in the ordinary course of business, or (ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant LIBOR Loan, the Bank shall promptly notify the Borrowers thereof and, so long as the foregoing conditions continue, Loans may not be advanced as LIBOR Loans thereafter. In addition, at the Borrowers’ option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

(c)	Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrowers and Loans may not be advanced as LIBOR Loans thereafter. In addition, at the Borrowers’ option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

(d)	LIBOR Loan Indemnity. If any Regulatory Change (whether or not having the force of law) shall (i) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (ii) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrowers to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (iii) impose on the Bank any other condition regarding such LIBOR Loan or the Bank’s funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to the Bank of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrowers shall pay to the Bank, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.
     2.3 Letters of Credit.
(a)	Borrowers, by notice to the Bank, may request that, in lieu of advances of proceeds of Revolving Loans, the Bank issue unconditional, irrevocable standby letters of credit or direct-pay letters of credit (each, a “Letter of Credit”) for the account of Borrowers, payable by sight drafts, for such beneficiaries and with such other terms as Borrowers shall specify.

(b)	The amount of all Letters of Credit, in the aggregate, shall be limited to Twenty Million and No/100 Dollars ($20,000,000.00), and the amount of any Letter of Credit shall be limited to Twenty Million and No/100 Dollars ($20,000,000.00), less the aggregate amount of all Letters of Credit theretofore issued, it being understood that the amount of each Letter of Credit issued and outstanding shall effect a reduction, by an equal amount, of the availability of the Revolving Loan Commitment unless such Letter of Credit is Cash Collateralized. Notwithstanding anything to the contrary herein, the fee applicable for each Letter of Credit issued by the Bank shall be one and one-half percent (1.5%) per annum of the undrawn face value of the Letter of Credit, payable quarterly in arrears; provided that, to the extent a Letter of Credit is Cash Collateralized, the fee applicable for such Letter of Credit shall be one-half percent (0.5%) per annum of the undrawn face value so Cash Collateralized. The Interest Rate applicable for all Letters of Credit drawn upon shall be the Revolving Interest Rate.

(c)	The amount of each Letter of Credit shall be further subject to the limitations applicable to amounts of advances set forth in Section 2.1 and the procedures for the issuance of each Letter of Credit shall be the same as the procedures applicable to the making of advances as set forth in Section 5.1.

(d)	So long as no Event of Default has occurred, Letter(s) of Credit may be issued on or prior to the Revolving Loan Maturity Date for a term not to exceed one year after the Revolving Loan Maturity Date, subject to the provisions hereof.

(e)	In connection with, and as a further condition to the issuance of, each Letter of Credit, a Borrower shall execute and deliver to the Bank an application for the Letter(s) of Credit on the Bank’s standard form therefore, together with such other documents and assurances as the Bank shall reasonably require.

(f)	Each Borrower agrees, upon demand by the Bank following the occurrence and during the continuance of an Event of Default and/or on the Revolving Loan Maturity Date, to either (1) Cash Collateralize all the outstanding Letters of Credit or (2) deliver to Bank a letter of credit in favor of the Bank in the amount of all the outstanding Letters of Credit, issued by a financial institution and containing provisions in each case satisfactory to the Bank in its sole reasonable discretion, as security for Borrowers’ obligations in connection with the Letters of Credit.
     2.4 Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrowers hereunder or under the Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.
     2.5 Taxes. All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Bank.
3. CONDITIONS OF BORROWING.
     Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse or make all or any portion of the Loans if any of the following conditions shall have occurred:
     3.1 Loan Documents. The Borrowers shall have failed to execute and deliver to the Bank any of the following Loan Documents (collectively, the “Loan Documents”), all of which must be satisfactory to the Bank and the Bank’s counsel in form, substance and execution:
(a)	Loan Agreement. Three (3) copies of this Agreement.

(b)	Revolving Note. The Revolving Note in the form attached hereto as Exhibit A.

(c)	Notice of Borrowing. The Notice of Borrowing in the form attached hereto as Exhibit B.

(d)	Search Results. Copies of UCC search reports, dated such a date as is reasonably acceptable to the Bank, with respect to (i) effective UCC financing statements in all applicable jurisdictions which name each

Borrower, under their present names and previous names, as debtors, together with copies of such UCC financing statements.

(e)	Filings. Such UCC filings as the Bank shall have required to establish a first priority lien in favor of the Bank in and to all Collateral.

(f)	Organizational and Authorization Documents. Copies of (i) the Articles of Incorporation and Bylaws of the Borrowers; (ii) resolutions of the directors of the Borrowers approving and authorizing Borrowers’ execution, delivery and performance of the Loan Documents to which they are party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the officers and directors of the Borrowers executing any of the Loan Documents, each of which the Borrowers hereby certify to be true and complete, and in full force and effect without modification, it being understood that the Bank may conclusively rely on each such document and certificate until formally advised by the Borrowers of any changes therein; and (iv) good standing certificates in the State of incorporation of the Borrowers.

(g)	Insurance. Evidence satisfactory to the Bank of the existence of insurance required to be maintained pursuant to Section 9.4, together with evidence that the Bank has been named as a lender’s loss payee with respect to each policy of property or casualty insurance and as an additional insured with respect to all liability policies.

(h)	Additional Documents. Such other certificates, subordination agreements and amendments thereto, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Bank shall reasonably require.
     3.2 Event of Default. Any Event of Default, or Unmatured Event of Default shall have occurred and be continuing.
     3.3 Adverse Changes. Any event having a Material Adverse Effect shall have occurred.
     3.4 Litigation. Any litigation or governmental proceeding shall have been instituted against a Borrower or any of its officers which has had a Material Adverse Effect.
     3.5 Representations and Warranties. Any representation or warranty of the Borrowers contained herein or in any Loan Document shall be untrue or incorrect in any material respect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.
     3.6. Closing Fee. The Borrowers shall have failed to pay to the Bank a Closing Fee in the amount of Seventy Five Thousand Dollars and No/100 ($75,000.00).

4. NOTES EVIDENCING LOANS.
     4.1 Revolving Note. The Revolving Loans shall be evidenced by a Revolving Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrowers and delivered to the Bank and given in substitution therefore, the “Revolving Note”), duly executed by the Borrowers and payable to the order of the Bank. At the time of the initial disbursement of a Revolving Loan and at each time an additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder, (ii) any unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrowers under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.
5. MANNER OF BORROWING.
     5.1 All Loans. Each Loan shall be made available to Borrowers upon their request, from any Person whose authority to so act has not been revoked by Borrowers in writing previously received by the Bank. Each Loan may be advanced either as a Prime Loan or a LIBOR Loan, provided, however, that at any time and from time to time, the Borrowers may identify no more than three (3) Loans which may be LIBOR Loans. A request for a Prime Loan must be received by no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded. A request for a LIBOR Loan must be (i) received by no later than 11:00 a.m. Chicago, Illinois time, two (2) business days before the day it is to be funded, and (ii) in an amount greater than or equal to Fifty Thousand and No/100 Dollars ($50,000.00). If for any reason the Borrowers shall fail to select timely an Interest Period for an existing LIBOR Loan, then such LIBOR Loan shall be immediately converted to a Prime Loan on the last Business Day of the then existing Interest Period, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers. The proceeds of each Prime Loan or LIBOR Loan shall be made available at the office of the Bank by credit to the account of the Borrowers or by other means requested by the Borrowers and acceptable to the Bank.
     5.2 Revolving Loans. Upon receipt of a request for a Revolving Loan, the Bank shall advance such Revolving Loan as provided in Section 5.1 hereof unless an Event of Default is continuing or the Bank has reason to believe the request is unauthorized.
     The Bank is authorized to rely on any written, electronic, telephonic or telecopy loan requests which the Bank believes in its good faith judgment to emanate from an Authorized Borrowers Representative, whether or not that is in fact the case. The Borrowers hereby irrevocably confirm, ratify and approve all such advances by the Bank and hereby indemnify the Bank against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Bank harmless with respect thereto.

6. SECURITY FOR THE OBLIGATIONS.
     6.1 Security for Obligations. As security for the payment of the Obligations, each Borrower does hereby pledge, assign, transfer and deliver to the Bank and does hereby grant to the Bank a continuing and unconditional first priority security interest in and to any and all of the following property of such Borrower, whether now existing or hereafter arising or acquired, (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):
(a)	all property of, or for the account of, such Borrower, whether now or hereafter coming into the possession, control or custody of, or in transit to, the Bank or any agent or bailee for the Bank or any parent, affiliate or subsidiary of the Bank or any participant with the Bank in the Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b)	the additional property of such Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions for, and replacements, products and proceeds therefrom, and all of such Borrower’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrower’s rights, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:
(i)	All Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by such Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, a Borrower or rejected or refused by an Account Debtor;

(ii)	All Inventory, including, without limitation, raw materials, work-in-process and finished goods, but excluding railcars leased by a Borrower to third parties;

(iii)	All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Health-care-insurance receivables, Supporting Obligations, Commercial Tort Claims and General Intangibles, including Payment Intangibles; and

(iv)	All insurance policies and proceeds insuring the foregoing property or any part thereof, including unearned premiums;

provided, that the Collateral shall not include property being sold, transferred or otherwise disposed of or financed pursuant to a Permitted Factoring Transaction, and any Lien hereunder that might exist over such property prior to such sale, transfer, disposal or financing shall automatically be released upon such sale, transfer, disposal or financing.
     6.2 Possession of Collateral. Until an Event of Default has occurred hereunder and the Bank exercises remedies in respect thereof, the Borrowers shall be entitled to possession or use of the Collateral. The cancellation or surrender of the Note, upon payment or otherwise, shall not affect the right of the Bank to retain the Collateral for any other of the Obligations; provided, however, that upon payment in full of the Obligations, the Bank shall promptly release its respective security interests in the Collateral.
     6.3 Financing Statements. The Borrowers shall, at the Bank’s request, at any time and from time to time, execute and deliver to the Bank such financing statements, amendments and other documents and do such acts as the Bank deems necessary in order to establish and maintain valid, attached and perfected first security interests in the Collateral in favor of the Bank, free and clear of all Liens and claims and rights of third parties whatsoever (except as otherwise specifically set forth in Section 8.2). Each Borrower hereby irrevocably authorizes the Bank at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral is comprised of all assets of the Borrowers or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed; and (ii) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Borrowers are an organization, the type of organization and any organization identification number issued to the Borrowers. The Borrowers agree to furnish any such information to the Bank promptly upon request. Each Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by the Bank in any jurisdiction prior to the date of this Agreement.
     6.4 Preservation of the Collateral. The Bank may, but is not required to, take such action from time to time as the Bank deems reasonably appropriate to maintain or protect the Collateral. The Bank shall have exercised reasonable care in the custody and preservation of the Collateral if it takes such action as the Borrowers shall reasonably request in writing; provided, however, that such request shall not be inconsistent with the Bank’s status as a secured party, and the failure of the Bank to comply with any such request shall not be deemed a failure to exercise reasonable care. In addition, any failure of the Bank to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrowers, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Borrowers shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrowers and the Bank in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrowers represent to, and covenant with, the Bank that the Borrowers have made arrangements for keeping informed of changes or potential changes affecting the securities (including, but not limited to, rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrowers agree that the Bank shall have no responsibility or liability for informing the Borrowers of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.
     6.5 Other Actions as to any and all Collateral. The Borrowers further agree to take any other action reasonably requested by the Bank to insure the attachment, perfection and first priority of, and the ability of the Bank to enforce, the Bank’s security interest in any and all of the Collateral including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that a Borrower’s signature thereon is required therefore, (ii) causing the Bank’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank’s security interest in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank’s security interest in such Collateral, (iv) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other Person obligated on Collateral, (v) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Bank to the extent Collateral is located at such Premises and included in the Borrowing Base, and (vi) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction.
     6.6 Collateral in the Possession of a Warehouseman or Bailee. If any of the Collateral included in the Borrowing Base at any time is in the possession of a warehouseman or bailee while any Revolving Loans or non-Cash Collateralized Letters of Credit are outstanding, the applicable Borrower shall promptly notify the Bank thereof, and if requested by the Bank, shall promptly obtain an acknowledgement from the warehouseman or bailee, in form and substance satisfactory to the Bank, that the warehouseman or bailee holds such Collateral for the benefit of the Bank and shall act upon the instructions of the Bank, without the further consent of the Borrower.
     6.7 Letter-of-Credit Rights. If a Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of that Borrower or Borrowers that pertains to any of the Collateral included in the Borrowing Base while any Revolving Loans or non-Cash Collateralized Letters of Credit are outstanding, Borrowers shall promptly notify the Bank thereof and, at the request and option of the Bank, the Borrowers shall, pursuant to an agreement in form and substance satisfactory to the Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for the Bank to become the transferee beneficiary of the letter of credit, with the Bank agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.

     6.8 Commercial Tort Claims. If a Borrower shall at any time hold or acquire a commercial tort claim that pertains to any of the Collateral included in the Borrowing Base while any Revolving Loans or non-Cash Collateralized Letters of Credit are outstanding, such Borrower shall immediately notify the Bank in writing signed by such Borrower of the details thereof and grant to the Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Bank.
     6.9 Electronic Chattel Paper and Transferable Records. If a Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record” that pertains to any of the Collateral included in the Borrowing Base while any Revolving Loans or non-Cash Collateralized Letters of Credit are outstanding, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Borrower shall promptly notify the Bank thereof and, at the request of the Bank, shall take such action as the Bank may reasonably request to vest in the Bank control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.
7. REPRESENTATIONS AND WARRANTIES.
     To induce the Bank to make the Loans, the Borrowers make the following representations and warranties to the Bank, each of which shall be true and correct as of the date of the execution and delivery of this Agreement, and which shall survive the execution and delivery of this Agreement:
     7.1 Borrowers’ Organization and Name. Each Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full and adequate corporate power to carry on and conduct its business as presently conducted and its state issued organizational identification number is as shown on Schedule 7.1. Each Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The exact legal name of each Borrower is as set forth in the first paragraph of this Agreement, and, except as set forth in Schedule 7.1 hereto, each Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other names or trade names.
     7.2 Authorization; Validity. Each Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the Loan Documents. The execution and delivery of this Agreement and the Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the certificate of incorporation or bylaws of such Borrower. All necessary and appropriate corporate action has been taken on the part of each Borrower to authorize the execution and delivery of this Agreement and the Loan

Documents. This Agreement and the Loan Documents are valid and binding agreements and contracts of each Borrower party thereto in accordance with their respective terms.
     7.3 Compliance With Laws. The nature and transaction of each Borrower’s business and operations and the use of its properties and assets, including, but not limited to, the Collateral or any real estate owned or occupied by such Borrower, do not and during the term of the Loans shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, other than violations or conflicts which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     7.4 Environmental Laws and Hazardous Substances. Each Borrower represents, warrants and agrees with the Bank that (i) the Borrowers have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of Borrowers (whether or not owned by it) in a manner which violates in any material respect any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, (ii) the operations of Borrowers comply in all material respects with all Environmental Laws and all licenses, permits certificates, approvals and similar authorizations thereunder, (iii) there is no investigation, proceeding, complaint, order, directive, claim, citation or notice involving Borrowers by any governmental authority or any other Person with respect to any Environmental Laws that is outstanding or unresolved, nor is any pending or, to the best of such Borrowers’ knowledge, threatened, and Borrowers shall promptly notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take all actions required by applicable Environmental Laws to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by Borrowers or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects Borrowers or their business, operations or assets or any properties at which the Borrowers have transported, stored or disposed of any Hazardous Materials, (iv) Borrowers have no outstanding material liability in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material; and (v) without limiting the generality of the foregoing, Borrowers shall, following a reasonable determination by the Bank that there is a material non-compliance that is not being resolved or corrected as required by applicable Environmental Laws, or any condition which requires any action by or on behalf of the Borrowers in order to avoid any material non-compliance, with any Environmental Law, at the Borrowers’ sole expense, cause an independent environmental engineer reasonably acceptable to the Bank to conduct such assessments or tests of the relevant site as are appropriate and reasonably necessary, and prepare and deliver a report setting forth the result of such assessments or tests, a proposed plan for corrective action or remediation and an estimate of the costs thereof.

     7.5 Absence of Breach. The execution, delivery and performance of this Agreement, the Loan Documents and any other documents or instruments to be executed and delivered by the Borrowers in connection with the Loans shall not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which a Borrower is a party or by which such Borrower or any of its property or assets may be bound.
     7.6 Collateral Representations.
(a)	One or more of the Borrowers is the sole owner of or has other rights in the Collateral, free from any Lien of any kind, other than the Lien of the Bank and Permitted Liens.

(b)	One or more of the Borrowers is the owner of or has other rights in the Collateral and grants the security interest made in Section 6.1 in consideration of value given by the Bank, the sufficiency of which each Borrower hereby acknowledges.

(c)	No financing statement or other document concerning the Collateral is on file at any public office, except for any financing statements or other documents filed on behalf of the Bank, the financing statements or other documents specified on Schedule 7.6, each of which the Borrowers represent and warrant shall be terminable upon the Effective Date of this Agreement, or with respect to Permitted Liens.

(d)	All Collateral is kept solely at the location or locations identified in Schedule 7.6, or at such other locations as Borrowers shall disclose to Bank in writing. Except as specified on Schedule 7.6, no Collateral included in the Borrowing Base while any Revolving Loans or non-Cash Collateralized Letters of Credit are outstanding is or shall be kept, stored or maintained with a bailee, warehouseman, carrier or similar party without the Bank’s prior written consent, unless an appropriate waiver in favor of the Bank has been obtained.

(e)	With respect to Accounts that Borrowers represent as “Eligible Accounts”, to the best of each Borrower’s knowledge, except as otherwise disclosed by such Borrower to the Bank in writing:
(i)	such Accounts are genuine, in all respects what they purport to be and are not evidenced by a judgment;

(ii)	such Accounts represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the invoices and other documents evidencing same;

(iii)	the amounts thereof, which are shown on all such invoices and statements evidencing same, are actually and absolutely owing to a Borrower and are not contingent for any reason;

(iv)	there are no setoffs, counterclaims or disputes existing or asserted with respect to such Accounts and the Borrowers have not made any agreement with any Account Debtor thereof for any deduction therefrom;

(v)	there are no facts, events or occurrences which in any way impair the validity or enforceability of such Accounts or tend to reduce the amount payable thereunder from the amount thereof;

(vi)	all of such Account Debtors have the capacity to contract and are solvent;

(vii)	the services and/or goods sold giving rise to such Accounts are not subject to any lien, claim, encumbrance or security interest except that of the Bank and except for Permitted Liens;

(viii)	the Borrowers have no knowledge of any fact or circumstance which would impair the validity or collectability of such Accounts; and

(ix)	there are no proceedings or actions which are threatened or pending against any such Account Debtor which would reasonably be expected to result in a material adverse change in such Account Debtor’s financial condition.
(f)	All of each Borrowers’ places of business, including such Borrowers’ principal office, are described on Schedule 7.6 or at such other locations as Borrowers shall disclose to Bank in writing. During the preceding five years, none of the Borrowers nor any predecessor of a Borrower has maintained a place of business at any location not identified with respect to it on Schedule 7.6. All Collateral covered by this Agreement and included in the Borrowing Base while any Revolving Loans or non-Cash Collateralized Letters of Credit are outstanding is and will be kept only at location(s) specified on Schedule 7.6 or at such other locations as Borrowers shall disclose to Bank in writing. Collateral shall not be removed to, or kept at, any other place without the prior written consent of the Bank, other than new locations within the 48 contiguous states, provided that (i) at least 60 days prior to the establishment of such new location, the Borrowers shall have given the Bank written notice thereof, and (ii) prior to the establishment of such new location, the Borrowers shall have delivered to the Bank such financing statements, third-party lien waivers and other documentation as the Bank shall require in connection therewith. If Collateral is at any time kept or located at locations other than those listed, the Bank’s security interest therein shall continue.

(g)	During the preceding five years, none of the Borrowers nor any predecessor of the Borrowers has been known as or used any corporate, fictitious or trade names or trade styles, other than those disclosed on Schedule 7.6.

(h)	The Inventory will not at any time be affixed or attached to any real estate in such a manner that it will become a fixture, unless the Bank shall have a first priority perfected lien on such real estate as security for the Obligations of the Borrowers. Except as otherwise specified on Schedule 7.6, the Inventory will be used or bought for use solely for business purposes.
     7.7 Financial Statements. The audited consolidated financial statements of the Consolidated Group as at December 31, 2009 were prepared in accordance with GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year (except for changes made in accordance with GAAP) and fairly present the consolidated financial condition of the Consolidated Group and the results of their operations as of such date and for the periods then ended. Since the date of the most recent consolidated financial statements submitted by the Borrowers to the Bank, there has been no event or circumstance that has caused a Material Adverse Effect.
     7.8 Litigation and Taxes. Other than as set forth in Schedule 7.8 attached hereto and in the Parent’s periodic filings with the Securities and Exchange Commission or as otherwise disclosed in writing to the Bank, there is no litigation, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the best of any Borrower’s knowledge, threatened, against any Borrower, which would reasonably be expected to have a Material Adverse Effect. The Borrowers have duly filed all applicable and material income or other tax returns and has paid all material income or other taxes when due. There is no material controversy or objection pending, or to the best knowledge of the Borrowers, threatened in respect of any tax returns of the Borrowers.
     7.9 Event of Default. Except as previously disclosed to the Bank and regarding which the Bank has agreed to forbear, no Event of Default has occurred and is continuing, and no Unmatured Event of Default has occurred and the Borrowers are not in default (without regard to grace or cure periods) under any contract or agreement to which they are a party, the effect of which default shall have a Material Adverse Effect on the performance by the Borrowers of their obligations pursuant to and as contemplated by the terms and provisions of this Agreement.
     7.10 ERISA Obligations. All Employee Plans of the Borrowers meet the minimum funding standards of Section 302 of ERISA where applicable and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans on the basis of which any governmental agency has indicated any intention to take action that would result in the imposition of a Lien against any of properties or assets of the Borrowers or have a Material Adverse Effect on the performance by the Borrowers of their obligations pursuant to and as contemplated by the terms and provisions of this Agreement. The Borrowers have promptly paid and discharged all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of their properties or assets.
     7.11 Intentionally Omitted.
     7.12 Lending Relationship. Each Borrower acknowledges and agrees that the relationship hereby created with the Bank is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists and that such Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. The Bank represents that it will receive the Note payable to its order as evidence of Bank loans.
     7.13 Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrowers or any property securing the Loans.
     7.14 Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by the Borrower, or any affiliates of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System, in violation of Regulation U.
     7.15 Governmental Regulation. The Borrowers are not, and after giving effect to any loan will not be, subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting their ability to incur indebtedness for borrowed money.
     7.16 Bank Accounts. The account numbers and locations of all deposit accounts and other bank accounts of the Borrowers in existence as of the effective date of this Agreement are listed on Schedule 7.16.
     7.17 Place of Business. The principal places of business of the Borrowers are listed on Schedule 7.6, and the Borrowers shall promptly notify the Bank of any change in such location. The Borrowers will not remove or permit the Collateral included in the Borrowing Base while any Revolving Loans or non-Cash Collateralized Letters of Credit are outstanding, to be removed from such location without the prior written consent of the Bank, except for Inventory owned by Borrowers and sold in the usual and ordinary course of the Borrowers’ business or Goods in transit, in accordance with this Agreement.
     7.18 Indebtedness. The Borrowers have no outstanding Indebtedness (except to the Bank) or other obligation for borrowed money, or for the deferred purchase price of property or services and the Borrowers are not obligated as a guarantor, cosigner or otherwise on any Indebtedness or other obligation of any other kind of any Person, except and to the extent disclosed on the financial statements at the date of this Agreement or as permitted under Section 8.1. Except as set forth on Schedule 7.18 or Indebtedness owing from a Borrower to a Borrower, no Borrower has any Indebtedness to any Affiliate or Subsidiary.
     7.19 Authorization Consent. No authorization, consent, license or approval of, or filing or registration with or notification to, any governmental authority is required in connection with the execution, delivery or performance of the Loan Documents by the Borrower, except for filings contemplated in connection with the Collateral.
     7.20 Title to Assets. The Borrowers have good and marketable title to all of their assets, all subject to no security interest, encumbrance, lien or claim of any Person excepting only Permitted Liens, and there are no financing statements or other evidence of any such security interest, encumbrance or lien or any claim of any Person on file in any public office other than those evidencing liens in favor of the Bank and Permitted Liens, and the financing statements specified on Schedule 7.6, each of which the Borrowers represent and warrant shall be terminable on the Effective Date of this Agreement.
     7.21 Insolvency. Each Borrower is solvent, no transaction under or contemplated by this Agreement renders or will render such Borrower insolvent, such Borrower retains sufficient capital for the business and transactions in which it engages or intends to engage, no obligation incurred hereby is beyond the ability of such Borrower to pay as such obligation matures, such Borrower is not contemplating either the filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of any of its property, and such Borrowers have no knowledge of any Person contemplating the filing of any such petition against it.
     7.22 Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to the Bank in connection with or in furtherance of this Agreement by or on behalf of the Borrowers fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.
8. NEGATIVE COVENANTS.
     8.1 Indebtedness. The Borrowers shall not, nor shall any of their Subsidiaries, either directly or indirectly, create, assume, incur or have outstanding any Indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:
(a)	the Obligations;

(b)	rate management obligations owing to the Bank or any of its affiliates, or to any other Person (excluding FreightCar Mauritius Ltd. and Titagarh FreightCar Private Ltd.) provided such obligations are not secured by the Collateral;

(c)	obligations for taxes, assessments, municipal or other governmental charges which are not yet due and payable or which are being contested in good faith by appropriate proceedings;

(d)	obligations for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(e)	obligations arising under Capital Leases for property acquired (or deemed to be acquired) by the Borrowers or claims arising from the use or loss of, or damage to, such property;

(f)	Indebtedness to Affiliates (excluding FreightCar Mauritius Ltd. and Titagarh FreightCar Private Ltd.) to the extent not inconsistent with Section 8.6 hereof;

(g)	purchase-money indebtedness not exceeding in the aggregate $5,000,000 at any time outstanding;

(h)	Indebtedness not otherwise permitted hereunder, in an amount less than or equal to $5,000,000 at any time outstanding;

(i)	Indebtedness described on Schedule 8.1 and any extension, renewal or refinancing thereof to the extent that the principal amount thereof is not increased;

(j)	Contingent Liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under this Agreement;

(k)	Indebtedness outstanding under Permitted Factoring Transactions;

(l)	Indebtedness consisting of reimbursement obligations with respect to outstanding letters of credit issued by Bank of America, N.A. prior to the Closing Date, which have been cash collateralized;

(m)	Contingent Liabilities with respect to Indebtedness permitted under clauses (a) through (l) of this Section 8.1; and

(n)	Indebtedness of JAIX Leasing Company.
     8.2 Encumbrances. The Borrowers shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrowers, whether owned at the date hereof or hereafter acquired except (“Permitted Liens”):
(a)	Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings in such a manner as not to make the property forfeitable;

(b)	Liens or charges incidental to the conduct of their business or the ownership of their property and assets which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of their property or assets or materially impair the use thereof in the operation of their business;

(c)	Liens arising out of judgments or awards against a Borrower with respect to which it shall concurrently therewith be prosecuting a timely appeal or proceeding for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

(d)	Liens arising in the ordinary course of business (such as (1) Liens of warehousemen, mechanics and materialsmen and (2) other similar Liens imposed by law, pledges or deposits to secure obligations under worker’s compensation laws or similar legislation or in connection with any surety bonds, bid bonds, performance bonds and similar obligations), so long as such Liens do not have a Material Adverse Effect on a Borrower;

(e)	Easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of business of any Borrower;

(f)	good faith deposits in connection with lending contracts or leases to which a Borrower is a party;

(g)	deposits to secure public or statutory obligations of a Borrower;

(h)	Liens securing obligations permitted under Sections 8.1(e), and/or 8.1(g);

(i)	Liens granted to the Bank hereunder;

(j)	bankers’ liens, rights of set off or similar rights as to accounts maintained with a financial institution which do not violate the Bank’s status as Borrowers’ Primary bank;

(k)	Liens set forth in Schedule 7.6 (but only remaining in effect to the extent set forth in Section 7.6(c) and Section 7.20), and the replacement, extension or renewal of any Lien permitted to remain in effect upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Indebtedness secured thereby (without increase in the amount thereof);

(l)	licenses, leases or subleases granted to other Persons if and to the extent such licenses, leases and subleases do not interfere in any material respect with the business of any Borrower and does not diminish the value of, or impair any right of the Bank in or to any Collateral;

(m)	Liens incurred in connection with any transfer of an interest in Accounts or related assets as part of a Permitted Factoring Transaction;

(n)	Liens consisting of cash collateral and related deposit accounts for the purpose of securing outstanding letters of credit permitted under Section 8.1(l); and

(o)	additional Liens, as long as the value of the property subject to such Liens and the Debt secured thereby does not exceed five million dollars ($5,000,000.00).
     8.3 Investments. The Borrowers shall not, either directly or indirectly, make or have outstanding any new investments (whether through purchase of stocks, obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets, business, stock or other evidence of beneficial ownership of any other Person (collectively, “Investments”) except:
(a)	Investments in Cash Equivalents, provided that any Investment which when made complies with the requirements of the definition of the term “Cash Equivalents” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements;

(b)	Investments by any Borrower in another Borrower;

(c)	Investments in Foreign Subsidiaries or joint ventures made during any fiscal year in an amount not exceeding five million dollars ($5,000,000.00);

(d)	Contingent Liabilities constituting Indebtedness permitted under Section 8.1;

(e)	Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors and advances in the form of progress payments, prepaid rents or security deposits in the ordinary course of business;

(f)	Investments listed on Schedule 8.3 as of the Closing Date;

(g)	Investments comprised of capital contributions of Accounts that are not Eligible Accounts or other transfers of such Accounts to a Subsidiary in connection with a Permitted Factoring Transaction and notes receivable from such entity in partial consideration for transfers of such Accounts; and

(h)	other Investments made during any fiscal year in an amount not exceeding five million dollars ($5,000,000.00).

     8.4 Bank Accounts. The Borrowers shall not establish any new deposit accounts or other bank accounts, other than (1) bank accounts established at or with the Bank or (2) bank accounts with other banks or financial institutions so long as the total sums held by banks and financial institutions other than the Bank do not exceed ten percent (10%) of Borrowers’ total Cash and Cash Equivalents.
     8.5 Change of Legal Status. No Borrower shall change its name, its organizational identification number, if it has one, its type of organization, its jurisdiction of organization or other legal structure without the Bank’s prior written consent which the Bank may withhold if it reasonably determines that such change negatively impacts the creditworthiness of Borrowers or negatively impacts the Collateral.
     8.6 Transactions with Affiliates. The Borrowers shall not enter into, or be a party to, any transaction with any Affiliate (other than other Borrowers), except (i) upon fair and reasonable terms which are no more favorable to such Person than would be obtained in a comparable arm’s length transaction with a person not an Affiliate or (ii) transactions between a Borrower, on the one hand, and any Subsidiary or other special-purpose entity created to engage solely in a Permitted Factoring Transaction.
     8.7 Fiscal Year. The Borrowers shall not change their fiscal year.
     8.8 Change of Business. Borrowers shall not engage in lines of business substantially different from and unrelated to their lines of business on the date of this Agreement, allowing for reasonable expansions of business lines in connection with permitted Investments or otherwise.
     8.9 Untrue Statements. The Borrowers shall not furnish to the Bank any certificate or other document that will contain or that does contain any materially untrue statement of material fact or that will omit or does omit to state a material fact necessary to make it not materially misleading in light of the circumstances under which it was furnished.
     8.10 Inconsistent Agreements. The Borrowers shall not enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrowers hereunder or by the performance by the Borrowers of any of their Obligations hereunder or under any other Loan Document or (b) prohibit the Borrowers from granting to the Bank a Lien on any of their assets (other than leased railcars and assets covered by Permitted Liens).
9. AFFIRMATIVE COVENANTS.
     9.1 Compliance with Bank Regulatory Requirements. Upon demand by the Bank, the Borrowers shall reimburse the Bank for the Bank’s additional costs and/or reductions in the amount of principal or interest received or receivable by the Bank if at any time after the date of this Agreement any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or the Loans, whether or not having the force of law, shall impose, modify or deem applicable any reserve (except reserve requirements taken into account in calculating the Prime Rate and/or special deposit requirement against or in respect of assets held by or deposits in or for the account of the Loans by the Bank or impose on the Bank any other condition with respect to this Agreement or the Loans, the result of which is to either increase the cost to the Bank of making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by the Bank with respect to such Loans. Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of such Loans. All Loans shall be deemed to be match funded for the purposes of the Bank’s determination in the previous sentence. Notwithstanding the foregoing, the Borrowers shall not be required to pay any such additional costs which could be avoided by the Bank with the exercise of reasonable conduct and diligence.
     9.2 Corporate Existence. The Borrowers shall at all times preserve and maintain their corporate existence, rights, franchises and privileges, and shall at all times continue as a going concern; provided that a Borrower (other than the Parent) may merge with and into another Borrower. If a Borrower does not have a state issued identification number and later obtains one, such Borrower shall promptly notify the Bank of such organizational identification number.
     9.3 Maintain Property. The Borrowers shall at all times maintain, preserve and keep their plant, properties and equipment material to their business, including, but not limited to, any Collateral, in good repair, working order and condition, normal wear and tear excepted.
     9.4 Maintain Insurance. The Borrowers shall at all times insure and keep insured in insurance companies acceptable to the Bank, all insurable property owned by them which are of a character usually insured by companies similarly situated and operating like properties against loss or damage from fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and, in any event, such property insurance shall be maintained with limits that are not less than (and deductibles which are not greater than) the limits in effect with respect to Borrowers’ insurance as of the effective date of this Agreement; and shall also obtain a commercial general liability policy and a policy to insure employers’ public and professional liability risks. The Bank shall be named as lender loss payee on all such property insurance maintained by Borrowers and as additional insured on the commercial general liability policy. Prior to the Effective Date of this Agreement, the Borrowers shall deliver to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained by the Borrowers pursuant to this Section 9.4. All such policies of insurance must be satisfactory to the Bank in relation to the amount and term of the Obligations and type and value of the Collateral and assets of the Borrower, shall identify the Bank as lender’s loss payee or mortgagee and/or as an additional insured, as applicable. In the event the Borrowers either fail to provide the Bank with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation or default by the Borrowers hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto, which the Bank deems advisable. This insurance coverage (i) may, but need not, protect the Borrowers’ interest in such property, including, but not limited to the Collateral, and (ii) may not pay any claim made by, or against, the Borrowers in connection with such property, including, but not limited to the Collateral. The Borrowers may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrowers has obtained the insurance coverage required by Section 9.4. The costs of such insurance obtained by the Bank, through and including the effective date such insurance coverage are canceled or expires, shall be payable on demand by the Borrowers to the Bank, together with interest at the Default Rate on such amounts until repaid and any other charges by the Bank in connection with the placement of such insurance. The costs of such insurance, which may be greater than the cost of insurance which the Borrowers may be able to obtain on their own, together with interest thereon at the Default Rate and any other charges by the Bank in connection with the placement of such insurance may be added to the total Obligations due and owing.
     9.5 Tax Liabilities. The Borrowers shall at all times pay and discharge all property and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against the Borrowers or any of their properties, equipment or Inventory, before the same shall become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and are insured against or bonded over to the satisfaction of the Bank.
     9.6 ERISA Liabilities; Employee Plans. The Borrowers shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless Borrowers have made required contributions prior to such withdrawal; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA, including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank immediately upon receipt by the Borrowers of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) advise the Bank of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans if and when Borrowers are required to report the same to applicable governmental authorities; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.
     9.7 Financial Statements. The Borrowers shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrowers, including:
(a)	as soon as available, and in any event, within one hundred twenty (120) days after the close of each of their fiscal years, a copy of the annual audited financial statements of the Consolidated Group, including balance sheet, statement of income and retained earnings, in reasonable detail, prepared and certified by an independent certified public accountant acceptable to the Bank, containing an unqualified opinion. In addition, the Borrowers will provide within such period unaudited consolidating statements,

Borrowers’ budget for the following fiscal year, and such other information (including non-financial information) as the Bank may reasonably request; and
(b)	as soon as available, and in any event, within forty five (45) days following the end of each fiscal quarter, a copy of the financial statements of the Consolidated Group regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended and such other information (including non-financial information) as the Bank may reasonably request, in reasonable detail, prepared and certified as accurate by the Parent.
     No change with respect to such accounting principles shall be made by the Borrowers without giving prior notification to the Bank (other than changes required by GAAP). The Borrowers represent and warrant to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter fairly present the financial condition of the Borrowers. The Bank shall have the right at all times during business hours to inspect the books and records of the Borrowers and make extracts therefrom. The Borrowers agree to advise the Bank promptly of any Adverse Change in the financial condition of the Borrowers, taken as a whole.
     9.8 Supplemental Financial Statements. The Borrowers shall promptly upon receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to the Borrowers by independent accountants in connection with any interim audit or review of the books of the Borrowers.
     9.9 Aged Accounts Schedule. At any time Revolving Loans or non-Cash Collateralized Letters of Credit are outstanding, the Borrowers shall, within thirty (30) days after the end of each calendar month, deliver to the Bank an aged schedule of the Accounts of the Borrower, listing the name and amount due from each such Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days and (d) more than 90 days, and certified as accurate by the Borrowers. In the event that Revolving Loans or non-Cash Collateralized Letters of Credit are not outstanding, the Borrowers shall, nonetheless, provide such aged schedule of Accounts upon Bank’s reasonable requests therefore.
     9.10 Field Audits. The Borrowers shall allow the Bank, upon two (2) weeks’ notice, at the Borrowers’ sole expense, to conduct a field examination of the Collateral, provided that the Bank shall be reimbursed for only one (1) such field examination during any twelve (12) month period unless an Event of Default has occurred.
     9.11 Banking Relationship. The Borrowers covenant and agree, at all times during the term of this Agreement, to utilize the Bank as their primary bank of account and depository for all financial services, including all receipts, disbursements, cash management and related services, provided, further, that the value of Borrowers’ depository and other accounts at banks and financial institutions other than the Bank shall not exceed ten percent (10%) of Borrowers’ total Cash and Cash Equivalents.

     9.12 Covenant Compliance Report. The Borrowers shall, within forty-five (45) days after the end of fiscal quarter commencing with the first fiscal quarter completed subsequent to the date hereof, deliver to the Bank a report showing compliance by the Borrowers with the financial covenants set forth in Article 10 hereof in a form and in such detail as the Bank may specify, and certified as accurate by the Borrower.
     9.13 Other Reports. The Borrowers shall, within such period of time as the Bank may specify, deliver to the Bank such other schedules and reports as the Bank may reasonably require.
     9.14 Collateral Records. Borrowers shall keep full and accurate books and records relating to the Collateral and, at any time Revolving Loans or non-Cash Collateralized Letters of Credit are outstanding, at the request of the Bank, shall mark such books and records to indicate the Bank’s Lien in the Collateral including, without limitation, placing a legend, in form and content acceptable to the Bank, on all Chattel Paper created by the Borrowers indicating that the Bank has a Lien in such Chattel Paper.
     9.15 Notice of Proceedings. The Borrowers shall, immediately after knowledge thereof shall have come to the attention of any senior officer of the Borrowers, give written notice to the Bank of all threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency which could reasonably be expected to have a Material Adverse Effect.
     9.16 Bank Closing and Documentation Fees. All out-of-pocket expenses for attorneys’ and paralegals’ fees and costs incurred by the Bank in connection with negotiation, documentation and closing of this Agreement are payable by the Borrowers upon the Bank’s demand. Additionally, all out-of-pocket expenses for attorneys’ and paralegals’ fees and costs incurred by the Bank subsequent to the closing in connection with documentation, filings and all related matters pertaining to this Agreement are payable by the Borrowers upon the Bank’s demand.
     9.17 Notice of Default. The Borrowers shall, immediately after the commencement thereof, give notice to the Bank in writing of the occurrence of an Event of Default.
     9.18 Covenants Regarding Collateral.
(a)	At any time Revolving Loans or non-Cash Collateralized Letters of Credit are outstanding, promptly upon a Borrower’s receipt of that portion of the Collateral, if any, which is included in the Borrowing Base and evidenced by an agreement, instrument and/or document, including promissory notes, documents of title and warehouse receipts (collectively the “Special Collateral”) for the purpose of perfecting the Bank’s security interest in such Special Collateral, the Borrowers shall deliver the original thereof to the Bank, together with appropriate endorsements and/or specific evidence of the assignment thereof to the Bank, in form and substance acceptable to the Bank.

(b)	At any time Revolving Loans or non-Cash Collateralized Letters of Credit are outstanding, if and to the extent that any of the Collateral which is included in the Borrowing Base is evidenced by, or arises under, any contract with the United States of America or any agency or instrumentality thereof, the Borrowers will promptly notify the Bank of same.
(c)	Each Borrower covenants and agrees with the Bank as follows:
(i)	Such Borrower will not hereafter grant a security interest in the Collateral, or sell the Collateral to any other Person, except as specifically permitted by this Agreement.

(ii)	Such Borrower will at all times defend the Collateral against any and all claims of any Person adverse to the claims of the Bank.
(d)	At any time Revolving Loans or non-Cash Collateralized Letters of Credit are outstanding, the Borrowers shall permit the Bank to inspect and evaluate the Collateral and any books and records of the Borrowers relating thereto at all reasonable times and to verify any Accounts by any method satisfactory to the Bank, all at the expense and risk of the Borrower, provided that the Bank (i) provides to the Borrowers three (3) Business Days advance notice and (ii) shall only be reimbursed for one (1) complete inspection of all the Collateral during any twelve (12) month period unless an Event of Default has occurred.
(e)	By identifying Eligible Accounts in a Borrowing Base Certificate for including in the Borrowing Base the Borrowers shall be deemed to be making the representations and warranties contained in Section 7.6 with respect to such Eligible Accounts.
(f)	The Borrowers shall keep and maintain the Collateral material to their business in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved; provided, however, that the Borrowers may sell Inventory in the ordinary course of business.
(g)	At any time Revolving Loans or non-Cash Collateralized Letters of Credit are outstanding, the Borrowers shall, promptly on demand by the Bank, deliver to the Bank any and all evidence of ownership of any additional equipment and Inventory included in the Borrowing Base, including any certificates of title and/or applications for title thereto.
     9.19 Annual Appraisal. On each annual anniversary of this Agreement, the Bank shall engage the appraiser to conduct a “desk-top” appraisal of all of the Borrowers’ Accounts and an updated net orderly liquidation value appraisal of Borrowers’ Inventory. The Bank shall instruct the appraiser to provide a copy of its appraisal report to the Borrowers. The Borrowers shall pay all costs in connection with the annual appraisals.
     9.20 Non-Utilization Fee. The Borrowers agree to pay to the Bank a non-utilization fee equal to thirty five hundreths of one percent (.35%) of the total of (a) the Revolving Loan Commitment, minus (b) the sum of (i) the daily average of the aggregate principal amount of all Revolving Loans outstanding and (ii) the daily average of the aggregate outstanding amount of any non-Cash Collateralized Letters of Credit, which non-utilization fee shall be (A) calculated on the basis of a year consisting of 360 days, (B) paid for the actual number of days elapsed, and (C) payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 2010, and on the Revolving Loan Maturity Date.
     9.21 Borrowing Base Certificates. At any time Revolving Loans or non-Cash Collateralized Letters of Credit are outstanding, the Borrowers shall, at Closing, on July 31, 2010, and within thirty (30) days after the end of each calendar month thereafter, deliver to the bank a Borrowing Base Certificate, certified as accurate by the Borrowers and acceptable to the Bank in its reasonable discretion.
10. FINANCIAL COVENANTS.
     10.1 Minimum Tangible Net Worth. As of the end of each fiscal quarter, the Borrowers shall maintain Tangible Net Worth of the Consolidated Group in an amount not less than Eighty Seven Million Five Hundred Thousand Dollars and No/100 ($87,500,000.00). The Tangible Net Worth shall be computed commencing on September 30, 2010, and at the end of each fiscal quarter thereafter.
11. EVENTS OF DEFAULT.
     The Borrowers, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).
     11.1 Nonpayment of Obligations. Any amount due and owing on the Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid within (i) five (5) Business Days of its due date in the case of principal and interest payments and (ii) within thirty (30) Business Days in the case of all other amounts, including reimbursable fees, costs and expenses.
     11.2 Misrepresentation. Any written warranty, representation, certificate, or statement in this Agreement, the Loan Documents or any other agreement with the Bank shall be false in any material respect when made or deemed made.
     11.3 Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in Articles 8 and 10 or and Section 9.7, 9.9, 9.11, 9.12, 9.17, 9.18, 9.20 and 9.21 hereof and, with respect to other Sections not expressly referred to in this Article 11, if capable of being cured, such failure to perform or default in performance continues for a period of thirty (30) days after the Borrowers receive notice or knowledge from any source of such failure to perform or default in performance.

     11.4 Default under Loan Documents. A failure to perform or default under any of the other Loan Documents or under any other agreements with the Bank, and such failure to perform or default continues beyond the applicable grace or cure period, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.
     11.5 Default under Other Agreements. Any default in the payment of principal, interest or any other sum for any other obligation in an aggregate amount exceeding five hundred thousand dollars ($500,000.00) beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.
     11.6 Assignment for Creditors. Any Obligor makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of any Obligor is applied for or appointed, and in the case of such trustee being appointed in a proceeding brought against such Obligor, the Obligor, by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment and such appointment is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the date of such appointment.
     11.7 Bankruptcy. Any proceeding involving any Obligor, is commenced by or against such Obligor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and in the case of any such proceeding being instituted against such Obligor, (i) such Obligor, by any action or failure to act indicates its approval of, consent to or acquiescence therein, or (ii) an order shall be entered approving the petition in such proceedings and such order is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within thirty (30) days after the entry thereof.
     11.8 Judgments. The entry of any final judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against any Obligor in an amount in excess of five hundred thousand dollars ($500,000.00) which is not fully covered by insurance and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, either (i) bonded over to the satisfaction of the Bank and appealed, (ii) vacated, or (iii) discharged.
     11.9 Change in Control. Any Change in Control shall occur.
     11.10 Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any portion of the Collateral having a value in excess of fifty thousand dollars ($50,000.00) or any collateral under a separate security agreement securing any of the Obligations and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (i) bonded over to the satisfaction of the Bank and appealed, (ii) vacated, or (iii) discharged, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any portion of the Collateral having a value in excess of fifty thousand dollars ($50,000.00) or any of the collateral under any security agreement securing any of the Obligations.
12. REMEDIES.
     Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefore, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrowers to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under either Section 11.6, “Assignment for Creditors”, or Section 11.7, “Bankruptcy”, all commitments of the Bank to the Borrowers shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrowers hereby waive any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of the Bank’s rights under the Loan Documents, and hereby consent to, and waive notice of release, with or without consideration, of any of the Borrowers or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing:
     12.1 Possession and Assembly of Collateral. Upon the occurrence of an Event of Default, the Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Bank already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of the Borrowers’ premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Bank shall have the right to store the same in any of the Borrowers’ premises without cost to the Bank. At the Bank’s request, the Borrowers will, at the Borrowers’ sole expense, assemble the Collateral and make it available to the Bank for the benefit of the Bank at a place or places to be designated by the Bank which is reasonably convenient to the Bank and the Borrower.
     12.2 Sale of Collateral. Upon the occurrence of an Event of Default, the Bank may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Bank may deem proper, and the Bank may purchase any or all of the Collateral at any such sale. The Bank may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrowers. The Borrowers shall remain liable for any amount remaining unpaid after such application, with interest. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Bank at least ten (10) calendar days before the date of such disposition. The Borrowers hereby confirm, approve and ratify all acts and deeds of the Bank relating to the foregoing, and each part thereof.
     12.3 Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, the Borrowers acknowledge and agree that it is not commercially unreasonable for the Bank (i) to fail to incur expenses reasonably deemed significant by the Bank to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Borrowers, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, including, without limitation, any warranties of title, (xi) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of Collateral or to provide to the Bank a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral. The Borrowers acknowledge that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank’s exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 12.3. Without limitation upon the foregoing, nothing contained in this Section 12.3 shall be construed to grant any rights to the Borrowers or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 12.3.
     12.4 UCC and Offset Rights. Upon the occurrence of an Event of Default, the Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank. The Borrowers, on behalf of themselves and each Obligor, hereby waive the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to any Obligor.
     12.5 Additional Remedies. Upon the occurrence of an Event of Default, the Bank shall have the right and power to:
(a)	instruct the Borrowers, at their own expense, to notify any parties obligated on any of the Collateral, including, but not limited to, any Account Debtors, to make payment directly to the Bank of any amounts due or to become due thereunder, or the Bank may directly notify such obligors of the security interest of the Bank, and/or of the assignment to the Bank of the Collateral and direct such obligors to make payment to the Bank of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b)	enforce collection of any of the Collateral, including, but not limited to, any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c)	take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d)	extend, renew or modify for one or more periods (whether or not longer than the original period) the Note, any other of the Obligations, any obligations of any nature of any other obligor with respect to the Note or any of the Obligations;

(e)	grant releases, compromises or indulgences with respect to the Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefore, or to any other obligor with respect to the Note or any of the Obligations;

(f)	transfer the whole or any part of securities which may constitute Collateral into the name of the Bank or the Bank’s nominee without disclosing, if the Bank so desires, that such securities so transferred are subject to the security interest of the Bank, and any corporation, association, or any of the managers or trustees of any trust issuing any of said securities, or any transfer agent, shall not be bound to inquire, in the event that the Bank or said nominee makes any further transfer of said securities, or any portion thereof, as to whether the Bank or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g)	vote the Collateral;

(h)	make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Bank as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrowers hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Bank’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrowers, any guarantor or other Person liable to the Bank for the Obligations; and

(i)	at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Bank’s rights hereunder, under the Note or under any of the other Obligations.
     The Borrowers hereby ratify and confirm whatever the Bank may do with respect to the Collateral and agrees that the Bank shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.
     12.6 Attorney-in-Fact. The Borrowers hereby irrevocably make, constitute and appoint the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as the Borrowers’ true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrowers’ name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute and/or file such financing statements and other documents and to do such other acts as the Bank may require to perfect and preserve the Bank’s security interest in, and to enforce such interests in the Collateral, and (iii) upon the occurrence of an Event of Default, carry out any remedy provided for in this Agreement, including, without limitation, endorsing the Borrowers’ name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrowers to that of the Bank, opening all envelopes addressed to the Borrowers and applying any payments contained therein to the Obligations. The Borrowers hereby acknowledge that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The Borrowers hereby ratify and confirm all that said attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.
     12.7 No Marshaling. The Bank shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that they lawfully may, the Borrowers hereby agree that they will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that they lawfully may, the Borrowers hereby irrevocably waive the benefits of all such laws.

     12.8 Application of Proceeds. The Bank will within three (3) Business Days after the Bank’s receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrowers. Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Article 13 hereof.
     12.9 No Waiver. No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrowers agree that in the event that the Borrowers fail to perform, observe or discharge any of their Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agree that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
13. MISCELLANEOUS.
     13.1 Obligations Absolute. None of the following shall affect the Obligations of the Borrowers to the Bank under this Agreement or the Bank’s rights with respect to the Collateral:
     (a) acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;
     (b) release by the Bank of the Borrowers or of all or any part of the Collateral or of any party liable with respect to the Obligations;
     (c) release, extension, renewal, modification or substitution by the Bank of the Notes, or any note evidencing any of the Obligations; or
     (d) failure of the Bank to resort to any other security or to pursue the Borrowers or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.
     13.2 Entire Agreement. This Agreement (i) is valid, binding and enforceable against the Borrowers and the Bank in accordance with its provisions and no conditions exist as to its legal effectiveness; (ii) constitutes the entire agreement between the parties; and (iii) is the final expression of the intentions of the Borrowers and the Bank. No promises, either expressed or implied, exist between the Borrowers and the Bank, unless contained herein. This Agreement supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.

     13.3 Amendments; Waivers. No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the Loan Documents, or consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only for the specific purpose for which given.
     13.4 WAIVER OF DEFENSES. THE BORROWERS, ON BEHALF OF THEMSELVES AND ANY GUARANTORS OF ANY OF THE OBLIGATIONS, WAIVE EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWERS MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE BANK IN ENFORCING THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWERS.
     13.5 WAIVER OF JURY TRIAL. THE BANK AND THE BORROWERS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWERS ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWERS.
     13.6 LITIGATION. TO INDUCE THE BANK TO MAKE THE LOANS, THE BORROWERS IRREVOCABLY AGREE THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THIS AGREEMENT, THE NOTE, ANY OTHER AGREEMENT WITH THE BANK OR THE COLLATERAL, SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING THEIR SITUS IN THE CITY OF CHICAGO, ILLINOIS. THE BORROWERS HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID CITY, AND WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS.
     13.7 Assignability. Upon receipt of the written consent of the Borrowers, which consent shall not be unreasonably withheld or delayed, the Bank may at any time assign the Bank’s rights in this Agreement, the Note, any of the Loan Documents, the Obligations, or any part thereof and transfer the Bank’s rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral; provided that the consent of Borrowers shall not be required while an Event of Default has occurred and is continuing. In addition, the Bank may at any time sell one or more participations in the Loans. The Borrowers may not sell or assign this Agreement, any of the Loan Documents or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and the Borrowers and their respective legal representatives and successors. All references herein to the Borrowers shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term “Borrower” and “Borrowers” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.
     13.8 Confidentiality. Each Borrower and the Bank hereby agree and acknowledge that any and all information relating to the Borrowers which is (i) furnished by the Borrowers to the Bank (or to any affiliate of the Bank), and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by the Bank or such affiliate in accordance with applicable law, provided, however, that such information and other credit information relating to the Borrowers may be distributed by the Bank or such affiliate to the Bank’s or such affiliate’s directors, officers, employees, attorneys, affiliates, auditors and regulators, and upon the order of a court or other governmental agency having jurisdiction over the Bank or such affiliate, to any other party. The Borrowers and the Bank further agree that this provision shall survive the termination of this Agreement.
     13.9 Binding Effect. This Agreement shall become effective upon execution by the Borrowers and the Bank. If this Agreement is not dated or contains any blanks when executed by the Borrower, the Bank is hereby authorized, without notice to the Borrowers, to date this Agreement as of the date when it was executed by the Borrowers, and to complete any such blanks according to the terms upon which this Agreement is executed.
     13.10 Governing Law. This Agreement, the Loan Documents and the Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks), and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.
     13.11 Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     13.12 Survival of Borrowers Representations. All covenants, agreements, representations and warranties made by the Borrowers herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Note, and shall be deemed to be continuing representations and warranties until such time as the Borrowers have fulfilled all of their Obligations to the Bank and the Bank has been paid in full. The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.
     13.13 Extensions of Bank’s Commitment and Note. This Agreement shall secure and govern the terms of any extensions or renewals of the Bank’s commitment hereunder and the Note pursuant to the execution of any modification, extension or renewal note executed by the

Borrowers and accepted by the Bank in its sole and absolute discretion in substitution for the Note.
     13.14 Time of Essence. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrowers of each covenant, agreement, provision and term of this Agreement.
     13.15 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
     13.16 Facsimile Signatures. The Bank is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Bank by facsimile, telegraphic or other electronic transmission (each, a “Communication”) which the Bank in good faith believes has been signed or otherwise authenticated by Borrowers and has been delivered to the Bank by a properly authorized representative of the Borrower, whether or not that is in fact the case. Notwithstanding the foregoing, the Bank shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Bank in lieu of, or in addition to, any such Communication.
     13.17 Notices. Except as otherwise provided herein, the Borrowers waive all notices and demands in connection with the enforcement of the Bank’s rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, postage prepaid, by facsimile, telegram or delivered in person, and addressed as follows:

If to the Borrowers:	Freightcar America, Inc.
2 North Riverside Plaza, Suite 1250
Chicago, Illinois 60606
Attn: President

With a copy to:	McDermott Will & Emery LLP
227 West Monroe
Chicago, Illinois 60606
Attn: Helen R. Friedli
Fax: (312) 984-7700

If to the Bank:	Fifth Third Bank
222 South Riverside Plaza
32nd Floor
Chicago, Illinois 60606
Attention: Mr. Craig Schuth
or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.
     13.18 Indemnification. The Borrowers agree to defend (with counsel satisfactory to the Bank), protect, indemnify and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, attorneys’ fees and time charges of attorneys who may be employees of the Bank, any parent corporation or affiliated corporation of the Bank), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank’s rights and remedies under this Agreement, the Loan Documents, the Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrowers and the Bank; provided, however, that the Borrowers shall not have any obligations hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, be added to the Obligations of the Borrowers and be secured by the Collateral. The provisions of this Section 13.18 shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.
     13.19 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to the Bank of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Bank is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Bank, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     13.20 Customer Identification — USA PATRIOT Act Notice. The Bank hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Bank’s policies and practices, the

Bank is required to obtain, verify and record certain information and documentation that identifies the Borrowers, which information includes the name and address of the Borrowers and such other information that will allow the Bank to identify the Borrowers in accordance with the Act.
[The rest of this page has been intentionally left blank — signature page follows]

     IN WITNESS WHEREOF, the Borrowers and the Bank have executed this Loan and Security Agreement as of the date first above written.

FREIGHTCAR AMERICA, INC., a Delaware corporation
By:	/s/ Christopher L. Nagel
	Name:	Christopher L. Nagel
	Its:	Vice President, Finance, Chief Financial Officer and Treasurer

JAC OPERATIONS, INC., a Delaware corporation
By:	/s/ Christopher L. Nagel
	Name:	Christopher L. Nagel
	Its:	Vice President, Finance, Chief Financial Officer and Treasurer

JOHNSTOWN AMERICA CORPORATION, a Delaware corporation
By:	/s/ Christopher L. Nagel
	Name:	Christopher L. Nagel
	Its:	Vice President, Finance, Chief Financial Officer and Treasurer

FREIGHT CAR SERVICES, INC., a Delaware corporation
By:	/s/ Christopher L. Nagel
	Name:	Christopher L. Nagel
	Its:	Vice President, Finance, Chief Financial Officer and Treasurer

FREIGHTCAR ROANOKE, INC., a Delaware corporation
By:	/s/ Christopher L. Nagel
	Name:	Christopher L. Nagel
	Its:	Vice President, Finance, Chief Financial Officer and Treasurer

[Signature Page to Loan and Security Agreement]

Agreed and accepted:
FIFTH THIRD BANK,
an Ohio banking corporation, successor by merger
with Fifth Third Bank, a Michigan banking corporation

By:	/s/ Craig Schuth
	Name:	Craig Schuth
	Its:	Vice President

[Signature Page to Loan and Security Agreement]